EXHIBIT 21 - LIST OF SUBSIDIARIES


          Subsidiary                         Jurisdiction of Incorporation

          P.W. Stephens Residential, Inc.   . . . . . . .   California
          P.W. Stephens Contractors, Inc. . . . . . . . .   Missouri
          P.W. Stephens Services, Inc.  . . . . . . . . .   Missouri
          J.L. Manta, Inc.  . . . . . . . . . . . . . . .   Illinois


          Each of those subsidiaries is wholly-owned. This list does not include inactive, sold or discontinued subsidiaries.